EXHIBIT 4.2

                   Variable Denomination Floating Rate Demand Note


                                    (Face of Note)
No.                                                          $
              NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION promises to pay Bank One Trust Company, N.A., not personally but solely for the benefit of the Holders of the Securities described in the Indenture or registered assigns, the Principal Amount of the Securities Outstanding from time to time, on demand, plus any accrued and unpaid interest thereon.


Dated:

Authenticated:


BANK ONE TRUST COMPANY, NA,	 NATIONAL RURAL UTILITIES COOPERATIVE
 as Trustee		              FINANCE CORPORATION

By	                         By

	Authorized Officer

		                   (SEAL)

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                                (Back of Note)

        NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
            Variable Denomination Floating Rate Demand Note

     1.  Interest.   National Rural Utilities Cooperative Finance
Corporation("Company"), a District of Columbia cooperative association, promises to pay interest on the Principal Amount of this Security at a per annum rate determined by the Company on a daily basis, which rate shall not be less than the interest rate set for that date on CFC's directly issued commercial paper for maturities between one and seven days. The Company will credit interest on the Securities on the second business day of the month. Interest so credited will be added to the principal balance of the Security until redeemed. Interest on the Securities will accrue on a daily basis. Interest will be computed on the basis of a 365-day year.

     2.  Method of Payment.   The Company will pay accrued and unpaid
interest on the Securities only on redemption of the Principal Amount of the Security in whole or in part. Payment on all sums due on the Securities shall be deemed satisfied by payments remitted or offset by the Company to the beneficial owners of the Securities.

     3. Paying Agent. Initially, the Company will act as Paying Agent. The Company may change any Paying Agent or without notice.

     4.  Indenture.   The Company issued the Securities under an Indenture
dated as of May 15, 2000 ("Indenture") between the Company and Bank One Trust Company, N.A. (the "Trustee"). The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.
Code 77aaa-77bbbb) as in effect on the date of the Indenture.
The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the Act for a statement of such terms.
The Securities are unsecured general obligations of the Company and are not limited in aggregate Principal Amount.

     5.  Redemption at Option of Company.   The Company may redeem all the
Securities at any time or some of them from time to time at their Principal Amounts, plus accrued interest to the redemption date.

     6.  Redemption at Option of Holder.   The Company will redeem Securities
at the option of the holder in minimum amounts of at least $50,000 at any time and from time to time on demand at a redemption price equal to the Principal Amount, plus accrued interest to the redemption date.

     7.  Notice of Redemption.   Notice of redemption at the Company's
option will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of Securities to be redeemed at his registered address. On and after the redemption date interest ceases to accrue on Securities or portions of them called for redemption.

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     8.  Denominations,   Transfer [____].  The Securities are in registered
form without coupons in denominations of $50,000 and whole multiples of $50,000. The Securities may not be transferred.

     9.  Persons Deemed Owners.   The registered holder of a Security may
be treated as its owner for all purposes.

    10.  Amendments and Waivers.   Subject to certain exceptions, the
Indenture or the Securities may be amended with the consent of the holders of a least a majority in Principal Amount of the Securities, and any existing default may be waived with the consent of the holders of a majority in principal amount of the Securities. Without the consent of any Securityholder, the Indenture or the Securities may be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of Company obligations to Securityholders or to make any change that does not adversely affect the rights of any Securityholder in any material respect.

    11.  Defaults and Remedies.   An Event of Default is:  default for 20
days in payment of interest on the Securities or in payment of Principal Amount on them; failure by the Company for 90 days after notice to it to comply with any of its other agreements in the Indenture or the Securities; and certain events of bankruptcy or insolvency. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 50% in principal amount of the Securities may declare all the Securities to be due and payable immediately. Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, holders of a majority in Principal Amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of Principal Amount or interest) if it determines that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

    12. Trustee Dealings with Company. Bank One Trust Company, N.A., the Trustee under the Indenture, in its individual or any other capacity, and its affiliates, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee, subject to the terms of the Indenture and the Act.

    13. No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Securityholder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

    14. Authentication. This Security shall not be valid until authenticated by the manual signature of the Trustee.

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     The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture, which has in it the text of this Security in larger type. Requests may be made to:
Steven L. Lilly, Senior Vice President and Chief Financial Officer, National Rural Utilities Cooperative Finance Corporation,
2201 Cooperative Way, Herndon, VA  20171-3025.